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                            December 15, 1999



UroGen Corp.
10835 Altman Row, Suite 150
San Diego, California 92121

Re:  UroGen Corp. Registration Statement on Form SB-2

Ladies and Gentlemen:

          We have examined the Registration Statement on Form SB-2 filed by UroGen Corp. (the "Company") with the Securities and Exchange Commission on or about June 22, 1999, as subsequently amended, (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,460,811 shares of Common Stock of the Company currently outstanding and 1,879,166 shares of Common Stock of the Company issuable upon exercise of warrants (collectively, the "Shares").

          It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken, and upon the completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with securities laws of various states, where required, the Shares, when issued, if applicable and when sold in the manner referred to in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                       Very truly yours,

                       WILSON SONSINI GOODRICH & ROSATI
                       Professional Corporation

                       /s/ Wilson Sonsini, Goodrich & Rosati